UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 15, 2007

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Vantage Point Drive, Rochester, New York		14624

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     Carl E. Sassano, the Executive Chairman of the Board of Transcat, Inc. (the “Company”) recently adopted a pre-arranged stock trading plan to sell shares of the Company’s common stock. The plan was designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended and the Company’s policies regarding stock transactions.
     Rule 10b5-1 permits directors, officers and other persons to adopt a pre-arranged plan or contract for the sale of an issuer’s securities under specified conditions and at specified times. Such trading plans allow the insider to gradually diversify his or her stockholdings while minimizing any market effects of such trades by spreading the trades out over an extended period of time and eliminating any market concern that such trades were made by the insider while in possession of material non-public information. Rule 10b5-1 plans may be adopted or amended only when the insider is not in possession of material non-public information.
     Mr. Sassano’s plan was adopted following the release by the Company of its financial results for its fiscal year 2008 first quarter ended June 30, 2007. The plan commences on August 24, 2007 and provides for the sale, over several months, of up to 51,000 shares of the Company’s common stock currently owned by Mr. Sassano. Shares will be sold under the plan in the open market at prevailing market prices, subject to a minimum price threshold specified in the plan. Mr. Sassano informed the Company that the stock sales to be effected under the plan are for tax and financial planning purposes resulting from the liquidation of certain other assets in his personal portfolio.
     The plan is scheduled to expire on December 31, 2007. All stock sales under the plan will be disclosed publicly by Mr. Sassano in accordance with applicable securities laws, rules and regulations through appropriate filings with the Securities and Exchange Commission.
     The Company does not undertake any obligation to update or report any modification, termination, or other activity under Mr. Sassano’s plan, except as may be required by law.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.
Dated: August 15, 2007	By:	/s/ John J. Zimmer

John J. Zimmer
Vice President of Finance and Chief Financial Officer